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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D. C. 20549


                              FORM 8


                AMENDMENT TO APPLICATION OR REPORT
Filed pursuant to Section 12, 13 or 15(d) of The Securities
Exchange Act of 1934



ANHEUSER-BUSCH COMPANIES, INC.



AMENDMENT NO. 1



      The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual
Report on Form 10-K for the fiscal year ended December 31, 1993 as set forth in the pages attached hereto:

      Item 14 is amended by adding additional exhibits 19.1, 19.2, 19.3, 19.4, 23.1, 23.2, 23.3, 23.4, 24.1, and 24.2.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.



                                  Anheuser-Busch Companies, Inc.
                                  ---------------------------------
                                            (Registrant)



                                  By:  JoBeth G. Brown
                                      ------------------------------
                                      Vice President and Secretary

Date:  September 26, 1994
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Item 14 on pages 9 through 11 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1993 is amended by the addition of the following exhibits:

      Exhibit 19.1 -  Form 11-K, Annual Report of the Anheuser-
                      Busch Employee Stock Purchase and Savings
                      Plan for the fiscal year ended March 31, 1994.

      Exhibit 19.2 -  Form 11-K, Annual Report of the Anheuser-
                      Busch Deferred Income Stock Purchase and
                      Savings Plan for the fiscal year ended March
                      31, 1994.

      Exhibit 19.3 -  Form 11-K, Annual Report of the Anheuser-
                      Busch Deferred Income Stock Purchase and
                      Savings Plan (For Employees covered by a
                      Collective Bargaining Agreement) for the fiscal year ended March 31, 1994.


      Exhibit 19.4 -  Form 11-K, Annual Report of the Anheuser-
                      Busch Deferred Income Stock Purchase and
                      Savings Plan (for Hourly Employees of Busch
                      Entertainment Corp.) for the fiscal year ended March 31, 1994.

      Exhibit 23.1 -  Consent of Independent Accountants

      Exhibit 23.2 -  Consent of Independent Accountants

      Exhibit 23.3 -  Consent of Independent Accountants

      Exhibit 23.4 -  Consent of Independent Accountants

      Exhibit 24.1 -  Power of Attorney of the Company

      Exhibit 24.2 -  Resolution authorizing signature by certain officers of the Company.